Exhibit 24.6

POWER OF ATTORNEY

As a director of New Page Holding Corporation, a Delaware corporation, and of NewPage Corporation, a Delaware corporation (collectively, the “Company”), I hereby constitute and appoint David J. Prystash, Douglas K. Cooper, and Mark A. Suwyn, and each of them, with full power to act without the others, as my true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for me and in my name, place and stead, in any and all capacities, to sign the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (“Form 10-K”), including all amendments and supplements to the Form 10-K, and to file the Form 10-K with all its exhibits and schedules and with all other documents in connection with the Form 10-K, with the Securities and Exchange Commission, granting unto my attorneys-in-fact and agents, and each of them, full power and authority to do each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that my attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.

IN WITNESS WHEREOF, I have executed this Power of Attorney this 26th day of February, 2009.

/s/ Michael S. Williams
Signature

Print Name:	Michael S. Williams